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Exhibit 10.8

PROMOTIONAL TECHNICAL EVALUATION
AGREEMENT FOR AREA XVI

        Clause No1—The license currently held on Area XVI is slightly different from the one on Area VI. On December 22, 2003, BPZ Energy Inc., Sucursal Perú (the "Company" or "BPZ") signed an Agreement for the Technical Evaluation and Promotion of Area XVI in the Talara Basin.

        Clause No2—The purpose of the present Agreement is to enable the Company (BPZ) to perform technical studies based on existing information, applying new concepts, new interpretations and new exploration models, with the objective of bringing in evidence the probabilities of exploratory success, and later to implement marketing activities based on the studies already completed to promote the area to petroleum companies that show interest in exploring the area by applying these new concepts in a License Contract. Under Clause No7, the Agreement establishes the right of exclusivity awarded to the Company for promoting the area.

        Clause No3—The Agreement is for twenty-four (24) months from the Date of Execution; which includes an initial period of up to eighteen (18) months for the implementation of the evaluation studies, and a later period of six (6) months for carrying on with the promotional affairs to receive a License Contract over the area. BPZ will do field geological work that would include:

  1.
  Review of the stratigraphy based on new stratigraphic sequential concepts and age dating, and would investigate the tectonic deformation in the area around the large Amotape fault

  2.
  Re-processing and re-interpretation of the 3-D seismic data available in digital format

  3.
  Integration of all the data to allow identification of prospects and definition of the petroleum system and economic potential of Block XVI. Afterwards, BPZ will decide whether to ask for entering into a License Contract with PERUPETRO or promote the area opportunely.

        Clause No4—Details the Work Program committed by BPZ for carrying out the evaluation studies and for the promotional campaign, as follows:

  (a)
  Surface Geologic Survey:

  •
  Review of sequential geologic sections of importance within the Eocene strata of this portion of the Talara Basin

  •
  Review of the regional tectonic setting, and locally of the eastern portion of the Talara basin, and its relationship with the large Amotape fault

  (b)
  Re-evaluation of Seismic Data:

  •
  Re-interpretation of existing seismic available in digital format

  •
  Generation of structure contour maps, both in time and in depth on key seismic horizons based on available seismic data

  (c)
  Integrated Final Evaluation:

  •
  Integration of all the data based on surface geological and geophysical surveys, with subsurface geology, tectonic and structural synthesis, stratigraphic analysis, and well data

  •
  Construction of structure cross-sections and maps on all key horizons believed to be prospective

  •
  Identification of the hydrocarbon potential of the eastern portion of the Talara basin and definition of exploration plays, prospects and leads

  (d)
  Plans for Promoting the Prospectiveness of the Area Under the Agreement

  •
  The Program and schedule of activities to promote the Area XVI should be presented to PERUPETRO S.A. on the opportunity indicated in Article 4.4 of this Agreement

        Clause No4—At the end of the first twelve (12) months, during the execution of the Work Program, BPZ is obligated to make a presentation and deliver to PERUPETRO a progress report summarizing the results of the evaluation studies of Area XVI. Similarly, at the end of the studies performed during the evaluation period, and just before the beginning of the promotional stage, BPZ must present to PERUPETRO the Promotional Plans to obtain PERUPETRO's approval. By agreement of the Parties, BPZ obtained the full support of PERUPETRO S.A. to accomplish the promotional campaign. During the promotion stage, BPZ is committed to carrying out all the necessary promotional activities by disseminating the results of the evaluation studies of the Area XVI with the purpose of obtaining an interested petroleum company ready to sign a License Contract. At the end of the Agreement's term, BPZ must make a formal presentation and should deliver to PERUPETRO a full report detailing the results of the technical evaluation of Area XVI, including the results of the Promotional Campaign, as indicated above.

        Clause No5—To guarantee compliance of the obligations of the Company, as established in Clauses Four, Nine and Ten (see Note), these are guaranteed by means of a solidarity guarantee, without the benefit of exclusion (i.e. to find an excuse for non compliance), unconditional, irrevocable, and of immediate and automatic realization in Perú. The guarantee must be issued by an entity of the financial system, duly qualified and domiciled in Perú, and accepted by PERUPETRO S.A. At the request of PERUPETRO S.A., the Company should replace any guarantee already delivered, but not updated, and must present a new guarantee within fifteen (15) working days following the date of the request made by PERUPETRO S.A.

        The amount of the guarantee is of twenty thousand and 00/100 U.S. dollars (US$ 20,000.00), as established in Annex "C" of the Agreement.

        Clause No6—PERUPETRO S.A. offers to the Company to deliver all the technical information available in the Data Bank and Technical Archives of PERPETRO S.A., related to the Area under the Agreement, including data from surrounding areas and samples from wells drilled in Area XVI for the purpose of allowing compliance by BPZ of all its obligations under the Work Program as established in Clause No4.

        Clause No7—PERUPETRO S.A. awards to BPZ the right to carry out the evaluation and promotion of Area XVI during the Term of the Agreement and also awards BPZ the right of exclusivity for the promotion of the area for obtaining a License Contract, for which BPZ must present a promotion plan for PERUPETRO's approval.

        Clause No8—The Company is responsible for all technical, financial and economical resources required for the implementation of the Agreement, BPZ has the right to hire specialized third-party contractors and consultants, reporting all outsourcing to PERUPETRO S.A. opportunely.

        Clause No9—BPZ is obligated to absorb all the costs to provide training abroad for one of PERUPETRO's technical professionals, for a period of up to fifteen (15) days in any of the following specialties related to geology, geophysics, petroleum engineering or any other related specialty related to PERUPETRO's activities, including the participation in an international event that the Parties may agree to. The costs to be borne by BPZ include: registration fees, airline tickets, other transportation requirements, food, lodging, insurance and taxes, if any are required.

        Clause No10—The Company should meet with PERUPETRO S.A. on a quarterly basis to deliver a progress report related with the Work Program status. The Company shall present a final report, which should include all the technical data in the computerized format designed by PERUPETRO S.A. All the data thus delivered becomes PERUPETRO's own data.

        Clause No11—All the data obtained by the Company, in relation with the execution of this Agreement, should be maintained in strict confidentiality by both Parties during the whole term of the Agreement, but will be divulged in accordance with the conditions to be established in the Promotional Plan to be agreed by the Parties.

        Clause No12—PERUPETRO authorizes the Company, to promote the Area under the Agreement (Area XVI), and to market the Final Report to third parties, allowing their transfer and licensing to third parties for their use, of the data and report in accordance with the Agreement. To this effect, BPZ should have executed a Confidentiality Agreement with any third party prior to the transfer of the report and data, which should be made available to PERUPETRO. At the end of the term of this Agreement, the Company will not be authorized to promote, market, show, deliver or distribute the final report and data, which become the exclusive property of PERUPETRO S.A., unless BPZ obtains a License Contract over the area of Block XVI.

        Clause No13—Any controversies shall be resolved through the intervention of a Conciliation Committee, consisting of three (3) members, of which one (1) will be appointed by each Party and the third member will be chosen by the other two. But in case there is no solution to the controversy, then both PERUPETRO S.A. and the Company will submit the case to Juridical National Arbitration, which will consist of three (3) arbiters, to be elected from those listed by the National Institute of Law, Mining and Petroleum. PERUPETRO S.A. and the Company will chose one arbiter each Party, and the third will be chosen by the two elected arbiters. Arbitration will be done following Peruvian laws and the arbiters' final decision will be final, obligatory and of immediate execution. Both PERUPETRO S.A. and the Company resign any recourse to challenge the arbiters' decision, exception made of Annulment as mandated by law.

        Clause No14—The Company is responsible for the execution of all its obligations under the Agreement, including compliance with the existing laws and regulations of Perú and those for the protection of the environment. The Company is responsible for any damage cause to PERUPETRO S.A. or to third parties and should repay any costs and expenses incurred, and will be required to repair the damages and to cover any corresponding indemnity.

        Clause No15—Regulates the application of existing legislation in case of Force Majeur or Fortuitous Case. The treatment of these cases has been done in a very exhaustive manner and cover every imaginable situation.

        Clause No16—All notifications and/or communications related to this Agreement will be considered valid if they are sent in writing and delivered by certified mail with reception of confirmation, or by telex, telegraph or facsimile with proper indication of name and address of the Parties' representatives as listed in the Agreement. The Parties may change their address for the purpose of notifications and communications, but should advise of such change with five (5) working days of anticipation.

        Clause No17—The Agreement will terminate in case any of the Parties incurs in noncompliance with any of the obligations stipulated in the Agreement, which are not those of Force Majeur or Fortuitous Case. Then the Party that considers to be affected by such non-compliance, and wishes to terminate the Agreement, must notify the other Party with a sixty (60) day warning, unless the non-compliance situation has been taken care of or is in the process of been complied to the satisfaction of the other Party. If the Party receiving a notification of non-compliance denies that such a situation exists, such Party may submit this matter for Arbitration within thirty (30) days after receiving the notification. If the Arbitration decision confirms the non-compliance, then the Agreement will be terminated. The Agreement may also be terminated earlier by express agreement of the Parties.

        This Agreement will also be immediately terminated, if the following situations were to occur:

  •
  If the Company has not complied with the implementation of the Work Program established by Clause No4

  •
  If the Bank Guarantee is not currently valid, and the Company fails to supply a new Bank Guarantee within fifteen (15) working days after receiving notification from PERUPETRO

  •
  In case the Company has been declared insolvent, has been dissolved, liquidated or in bankruptcy, and has not been able to bring a third party, accepted by PERUPETRO S.A. to take over the obligations of the Company within fifteen (15) working days

  •
  By arbitration decree declaring that non-compliance has not been remedied as established in this Agreement, or because the arbitration decree declares the termination of this Agreement

  •
  At the normal term ending this Agreement

        Annex "A"—Is a technical description of the area under the Agreement, indicating the location of the area, and giving the geographic and U.T.M. coordinates of the bench mark, which is the Reference Point for the start-up point of the survey, and of the 65 strategically located points, each with geographic and U.T.M. coordinates, which define the area.

        Annex "B"—Is the official map of the area under the Agreement, which shows the location and coordinates of the Reference Point, Starting Point and all of the Key Points mentioned in Annex "A".

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PROMOTIONAL TECHNICAL EVALUATION AGREEMENT FOR AREA XVI